Exhibit 99.2

NOTICE OF CONDITIONAL FULL REDEMPTION

HD SUPPLY, INC.

13.5% Senior Subordinated Notes due 2015

CUSIP Numbers 40415RAD7; 40415RAC9

NOTICE IS HEREBY GIVEN, pursuant to the Indenture referred to below, that HD Supply, Inc., a Delaware corporation (the “Company”), has elected to redeem, subject to the satisfaction of the conditions precedent as set forth below, on the Redemption Date (as defined below), $888,926,664 aggregate principal amount of Outstanding Notes under the Indenture, which represents all of the Outstanding Notes, at the Redemption Price set forth below. As further described below, in the Company’s discretion, the Redemption Date may be delayed until such time as such conditions precedent shall be satisfied as provided below, or such redemption may not occur and this notice may be rescinded in the event that any or all such conditions precedent shall not have been so satisfied by the Redemption Date, or by the Redemption Date as so delayed.

As used herein, the term “Indenture” means the Indenture, dated as of August 30, 2007, as supplemented, among the Company, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Indenture.

The Redemption Price with respect to any redeemed Note is equal to:

(a)	103.375% of the principal amount of such Note, plus

(b)	the accrued but unpaid interest thereon to the Redemption Date ($58.875 per $1,000 principal amount of Notes assuming the Redemption Date is February 8, 2013).

The redemption will take place on February 8, 2013 or, if the conditions precedent set forth below are not satisfied as provided below on or prior to February 8, 2013, such later date (but not later than March 11, 2013) as such conditions precedent are so satisfied (such date of such redemption, the “Redemption Date”).

The redemption is subject to the satisfaction of each of the following conditions precedent: (i) the consummation (as and when determined by the Company, and as and to the extent the Company shall require, in each case in its sole and absolute discretion), on or prior to February 8, 2013 (or such later date on or prior to March 11, 2013 as may be determined by the Company in its sole and absolute discretion) of the Transactions (as defined in Annex A hereto) on terms and conditions satisfactory in all respects to the Company in its sole and absolute discretion, including but not limited to the satisfaction

(as determined by the Company, and as and to the extent the Company shall require, in each case in its sole and absolute discretion) of any condition precedent to such consummation under any agreement, instrument or other document providing for, governing or otherwise relating to any such Transaction, and (ii) the delivery to the Trustee of written notice by the Company (in its sole and absolute discretion) to the effect that such consummation of such Transactions has occurred (as so determined, and as and to the extent so required, by the Company), and the effectiveness of such written notice. The written notice referred to in clause (ii) of the foregoing sentence shall be effective upon delivery, unless such notice expressly states that it shall be effective as of a specified time, in which case such notice shall be effective as of such specified time.

The Company shall be entitled to delay, and may delay, the redemption of the Notes until such time as such conditions precedent shall be satisfied as provided above. Such redemption shall not occur in the event that such conditions precedent have not been so satisfied by March 11, 2013. In the event that such conditions precedent have not been so satisfied by such date, the Company will so notify the Trustee, and upon any such notice to the Trustee, this redemption notice shall be rescinded and of no force or effect for any purpose.

Payment of the Redemption Price will become due and payable on the Redemption Date only upon presentation and surrender of the Notes to the Trustee as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Interest on the Notes shall cease to accrue on and after the Redemption Date, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture.

* Neither the Company nor the Trustee shall be held responsible for the selection or use of any CUSIP numbers, nor is any representation made as to the correctness or accuracy of the CUSIP numbers listed in this Redemption Notice or printed on the Notes. They are included solely for convenience of the Holders.

IMPORTANT NOTICE

Noteholders may be subject, under certain circumstances, to backup withholding tax with respect to the redemption payment. Such backup withholding may be applicable if such noteholder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding, or (iii) otherwise comply with applicable backup withholding requirements. A noteholder who wishes to avoid the imposition of backup withholding tax should submit an Internal Revenue Service Form W-9 or W-8, as applicable, when presenting a Note for payment.

HD Supply, Inc.

Date:        January 9, 2013

ANNEX A

TRANSACTIONS

As used in this Notice of Redemption, the term “Transactions” means collectively, the following:

(1)	the issuance and/or borrowing by the Company and/or (at the Company’s option) one or more of its Subsidiaries of new indebtedness in an aggregate principal amount of $950,000,000 (or such other amount as may be determined by the Company in its sole and absolute discretion) from one or more sources, pursuant to documentation that is in each case in form and substance satisfactory to the Company in its sole and absolute discretion; and

(2)	all other transactions relating to any of the foregoing (including but not limited to payment of fees and expenses related to any of the foregoing).